EXHIBIT 10.4

                            ASSET PURCHASE AGREEMENT
                            ------------------------

         ASSET PURCHASE AGREEMENT (this "Agreement"), dated as of June 30, 2008 by and among COACTIVE MARKETING GROUP, INC., a Delaware corporation ("Parent"), U.S. Concepts, LLC, a Delaware limited liability company ("Buyer"), 3 FOR ALL PARTNERS, LLC, a New York limited liability company d/b/a mktgpartners ("Seller"), CHARLIE HORSEY ("Horsey"), EVAN GREENBERG ("EG"), GLENN GREENBERG ("GG"), PATTY HUBBARD ("PH") and JOHN MOUSSEAU ("JM" and, together with Horsey, EG, GG, and PH, the "Members") each a "Party" and collectively, the "Parties."

                                R E C I T A L S:
                                - - - - - - - -

         Seller is engaged in the business of providing event marketing services on an agency basis (such business, as conducted by Seller, being referred to herein as the "Business").

         The outstanding membership interests of Seller are owned by the Members.

         Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, all right, title and interest of Seller in and to all of the tangible and intangible assets, properties and rights owned by Seller and used in connection with the operation of the Business, and in connection therewith, Buyer is willing to assume certain liabilities of Seller relating thereto, all upon the terms and subject to conditions contained herein.

         Buyer is a wholly-owned subsidiary of Parent.

         NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, covenants and agreements herein contained, the parties agree as follows:

                                   ARTICLE 1

                          DEFINITIONS AND CONSTRUCTION

         1.1 Definitions. Except as otherwise herein expressly provided, the following terms and phrases shall have the meanings set forth below:

         "AAA" means the American Arbitration Association.

         "Acquired Assets" has the meaning given to such term in Section 2.1(a).

         "Acquisition Financing" means credit financing provided to Parent and its Subsidiaries following the date hereof in a minimum amount of $3,250,000, upon terms which permit Parent and Buyer to consummate the transaction contemplated hereby. Such credit financing may be in the form of revolving loans, terms loans or any combination thereof.

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         "Acquired Intellectual Property" means the Intellectual Property included in the Acquired Assets.

         "Affiliate" or "affiliate" of any specified Person means any Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the specified Person, and in any event shall be deemed to include (a) any Person who directly or indirectly owns or controls ten percent (10%) or more of the common equity of, or right to vote on ordinary matters for, the specified Person and (b) any officer or director of the specified Person.

         "Agreement" has the meaning given to such term in the introductory paragraph to this Agreement.

         "Allscope" means Allscope Services, Inc.

         "Assumed Contracts" has the meaning given to such term in Section 4.3.

         "Assumed Liabilities" has the meaning given to such term in Section
4.1.

         "Assumption Agreement" means the Assignment and Assumption Agreement, substantially in the form attached hereto as Exhibit A.

         "Balance Sheet" has the meaning given to such term in Section 5.5(a).

         "Bill of Sale" means the Bill of Sale, substantially in the form attached hereto as Exhibit B.

         "Business" has the meaning given to such term in the recitals to this Agreement.

         "Business Day" means a day other than a Saturday, a Sunday or a day on which banks are open for domestic and foreign exchange business in New York City, New York.

         "Buyer" has the meaning given to such term in the introductory paragraph to this Agreement.

         "Buyer Losses" has the meaning given to such term in Section 11.2(a).

         "Cash Deposits" has the meaning given to such term in Section 2.1(a)(viii).

         "Cash Purchase Price" has the meaning given to such term in Section 3.1(a).

         "Closing" has the meaning given to such term in Section 9.1.

         "Closing Date" has the meaning given to such term in Section 9.1.

         "Code" means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

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         "Consent" means any License of, filing or registration with, or notice to, any Governmental Authority.

         "Contracts" means all contracts, commitments, agreements and other legally binding arrangements, written or oral, to which Seller or any of its Subsidiaries is a party or by which Seller or any of its Subsidiaries or any of their properties are bound.

         "Contract in Progress" means an Assumed Contract under which Seller provides services to a Seller Client, with respect to which, as of the Closing Date, Seller has commenced but not yet completed execution.

         "Compensation Expense" means, with respect to any employee of Parent or any of its Subsidiaries in any period, without duplication, all wages, salary and bonus paid to such employee by Parent and its Subsidiaries, all payroll taxes paid by Parent and its Subsidiaries with respect to such employee, the costs of Parent and its Subsidiaries for providing medical, dental and all other benefits to such employee during such period, which costs are to be allocated in a consistent manner and in accordance with GAAP, all compensation expense recognized under Statement of Financial Accounting Standards 123R with respect to equity granted to such employee, and all other compensation expense recognized under GAAP, provided that in no event shall any expense recognized in respect of the Restricted Shares to be issued pursuant to Section 7.8(b) be included as Compensation Expense.

         "Copyrights" has the meaning given to such term in Section 2.1(a)(vii).

         "Employment Agreements" means the employment agreements, substantially in the form of Exhibit C, to be entered into by the Buyer and Horsey and PH, respectively.

         "Equity Interests" means the equity interests, securities, shares, units, membership interests, partnership interests or other ownership interests issued by a corporation, partnership, limited partnership, limited liability company, business trust or other Person.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

         "Escrow Agent" has the meaning given to such term in Section 3.1(b).

         "Escrow Agreement" has the meaning given to such term in Section
3.1(b).

         "Escrowed Consideration" means the Escrowed Portion of the Cash Purchase Price, and all of the Share Consideration.

         "Escrowed Portion" has the meaning given to such term in Section
3.1(b).

         "Existing Clients" means the clients of Parent and its Subsidiaries listed on Schedule 1.1.

         "Excluded Assets" has the meaning given to such term in Section 2.2.

         "Excluded Contracts" has the meaning given to such term in Section 2.2(d).

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         "Excluded Liabilities" has the meaning given to such term in Section
4.2.

         "Exhibits" means the exhibits to this Agreement.

         "Fair Market Value" means, with respect to the Parent Shares, $3.01 per share.

         "Financial Statements" has the meaning given to such term in Section 5.5(a).

         "GAAP" means United States of America generally accepted accounting principles.

         "Governmental Authority" means (a) the United States of America or any foreign country, (b) any domestic or foreign state, territory, province, county, city or other unit or subdivision thereof or (c) any entity, authority, agency, department, board, commission, official, instrumentality, court, arbitrator or tribunal (or other judicial body) of any of the foregoing exercising legislative, judicial, regulatory or administrative functions.

         "Gross Margins" means (A) the sum of (i) Operating Revenues generated by Parent and its Subsidiaries from Seller's Clients during the Test Period,
(ii) Operating Revenues generated by Parent and its Subsidiaries during the Test Period from Existing Clients (x) from services provided by Seller Employees and/or other employees of Parent and its subsidiaries that report to Horsey, or
(y) as a result of sales efforts authorized by Parent and attributable to Seller Employees and/or other employees of Parent and its subsidiaries that report to Horsey, provided, however, that with respect to each Existing Client under this clause (ii), Operating Revenues generated by Parent and its Subsidiaries during the Test Period from such Existing Client shall be included in Gross Margins only if Operating Revenues attributable to such Existing Client during the Test Period exceed the target amount set forth on Schedule 1.1 with respect to such Existing Client, and only up to the amount of such excess, (iii) Operating Revenues generated by Parent and its Subsidiaries during the Test Period from new clients (that are not Seller's Clients or Existing Clients) from (x) from services provided by Seller Employees and/or other employees of Parent and its subsidiaries that report to Horsey, or (y) as a result of sales efforts authorized by Parent and attributable to Seller Employees and/or other employees of Parent and its subsidiaries that report to Horsey, and (iv) any other Operating Revenues (or portion thereof) generated by Parent and its Subsidiaries during the Test Period from services provided by Seller Employees and/or other employees of Parent and its subsidiaries that report to Horsey, to the extent agreed upon by Parent and the Member Representative prior to rendering such services, minus (B) the sum of (i) all Compensation Expense of Parent and its Subsidiaries during the Test Period attributable to (x) the Seller Employees, and (y) other employees hired by Parent or any of its Subsidiaries, with the consent and approval of the Member Representative, primarily for the purpose of servicing Seller's Clients or working with the Seller Employees in providing services of the Business, and (ii) Compensation Expense attributable to other employees of Parent and its Subsidiaries, in an amount to be approved of in writing by the Member Representative, in respect of services provided by such other employees to Seller's Clients or otherwise under client contracts serviced by Seller Employees and/or other employees of Parent and its subsidiaries that report to Horsey.

         "Indemnified Buyer Group" has the meaning given to such term in Section 11.2(a).

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         "Indemnified Party" means a Person that is entitled to the benefits of indemnification from an Indemnifying Party in accordance with the terms and conditions of Article 11 of this Agreement.

         "Indemnified Seller Group" has the meaning given to such term in
Section 11.2(b).

         "Indemnifying Party" means a Party to this Agreement that has the obligation to indemnify an Indemnified Party in accordance with the terms and conditions of Article 11 of this Agreement.

         "Intellectual Property" has the meaning given to such term in Section 2.1(a)(vii).

         "IRS" means the Internal Revenue Service.

         "Key Employees" means Horsey, PH, JM, David Arnold, Colin Campbell, and Paul Trager.

         "Knowledge of Seller" shall mean the actual knowledge of Horsey, EG, PH or JM.

         "Law" means any law, order, statute, treaty, writ, judgment, decree, injunction, rule, regulation, by-law, ordinance, code or other policy, guideline, interpretation or pronouncement having the effect of law of any Governmental Authority.

         "Lease Assignments" means the assignments to Buyer of Seller's interests in the real property lease agreements with respect to the premises leased by Seller in Chicago and San Francisco, as set forth on Schedule 2.1(a)(vi) hereto.

         "Liability" means any debts, liabilities, obligations, claims, expenses, taxes, contracts, accounts payable or commitments of any kind, character or description, whether accrued or fixed, absolute or contingent, asserted or unasserted, liquidated or unliquidated, matured or unmatured, known or unknown, determined or undetermined.

         "License" means any license, permit, certificate, authorization, approval, franchise, order, registration, qualification, waiver or similar consent issued by any Person.

         "Lien" means any lien, encumbrance, security interest, mortgage, pledge, restriction, charge or claim of any kind.

         "Losses" means, collectively, Buyer Losses and Seller Losses.

         "Maximum Target" means $2,094,000.

         "Material Adverse Effect" means a material adverse effect upon the (a) Business or the Acquired Assets, (b) the business, financial condition, prospects, or results of operation of the Business, or (c) the ability of Seller or the Members to consummate the transactions contemplated by this Agreement, but excluding any change to the extent arising primarily as a result of (A) changes in laws or changes in the enforcement thereof after the date hereof, (B) changes, developments or occurrences relating to or affecting the United States economy or foreign economies in general or (C) changes, developments or

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occurrences relating to or affecting the industry in which the Business operates in general.

         "Members" has the meaning given to such term in the introductory paragraph of this Agreement.

         "Members' Representative" has the meaning set forth in Section 12.1.

         "Minimum Target" means $1,460,000.

         "NCAA Contract" means a marketing services Contract between Seller and the National College Athletic Association, assignable or assigned to Buyer, pursuant to which Seller is retained to provide event marketing services to promote the 2009, 2010 and 2011 NCAA Final Four Tournament, on terms no less favorable to Seller (including annual revenues to be generated under such contract), than the contract under which Seller provided marketing services for the 2008 NCAA Final Four Tournament.

         "New York Premises" means the premises leased by Seller and Allscope at 230 West 41st Street, New York, New York 10036.

         "New York Premises License" means the License Agreement, substantially in the form of Exhibit F, to be entered into by Buyer, Seller and Allscope with respect to Buyer's license of the New York Premises following the Closing Date.

         "Nike" means Nike USA, Inc., an Oregon corporation.

         "Nike Contract" means that certain Master Program Management Agreement, dated as of January 1, 2005, among Seller, Alcatraz Partners, LLC and Nike, as it may be amended, replaced or modified from time to time or assigned to Buyer.

         "Nike Termination Event" means any of the following: (i) notification received from Nike, at any time during the Test Period, of its termination of the Nike Contract, (ii) the failure to generate Operating Revenues in respect of Nike during the Test Period of at least $878,000, or (iii) the failure to generate Operating Revenues in respect of Nike of (x) at least $158,700 during the last three months of the Test Period, and (y) at least $439,000 during the six month period consisting of the last three months of the Test Period and the succeeding three-month period.

         "Operating Revenues" means, with respect to any Contract, gross revenues under such Contract for the applicable period, minus outside reimbursable program costs and expenses and outside production and other program expenses paid to third parties or incurred by Parent and its Subsidiaries in generating such gross revenues, all as computed by Parent in accordance with GAAP and consistent with the presentation of "Operating Revenues" in the periodic reports Parent files with the SEC from time to time.

         "Parent Shares" means the shares of common stock of Parent, par value $.001 per share.

         "Parties" means the parties to this Agreement.

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         "Patents" has the meaning given to such term in Section 2.1(a)(vii).

         "Person" means any natural person, corporation, general partnership, limited partnership, limited liability company, proprietorship, other business organization, trust, union, association or other entity or Governmental Authority.

         "Plans" has the meaning given to such term in Section 5.11(b).

         "Purchase Price" has the meaning given to such term in Section 3.1(a).

         "Required Consents" has the meaning given to such term in Section 7.4.

         "Restricted Stock Agreements" means the Restricted Stock Agreements, substantially in the form of Exhibit D, to be entered into by Parent and certain of the Key Employees pursuant to Section 7.8(b).

         "Schedule" means the disclosure schedules delivered by the Parties hereto on the date hereof and attached hereto.

         "SEC" means the Securities and Exchange Commission

         "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

         "Seller" has the meaning given to such term in the introductory paragraph of this Agreement.

         "Seller Employees" means the Key Employees and each other employee of Seller that becomes an employee of Buyer (or any other Subsidiary of Parent) on the Closing Date pursuant to Section 7.8.

         "Seller Losses" has the meaning given to such term in Section 11.2(b).

         "Seller's Clients" means the clients of Seller listed on Schedule 1.2.

         "Stock Powers" means stock powers duly endorsed in blank by Seller with respect to the certificates evidencing the Share Consideration.

         "Subsidiary" means, with respect to any Person, a corporation, partnership, limited liability company or other business entity of which a majority of the Equity Interests having ordinary voting power for the election of directors or other governing body are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.

         "Test Period" means the period of 12 calendar months beginning on (i) the Closing Date if such day is the first day of the month, or otherwise (ii) the first day of the calendar month following the month in which the Closing occurs.

         "Trademarks" has the meaning given to such term in Section 2.1(a)(vii).

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         "Transaction Documents" means this Agreement, the Assumption Agreement, the Bill of Sale, Lease Assignments, the New York Premises License, the Employment Agreements, the Restricted Stock Agreements, the Escrow Agreement, and the other agreements, documents and instruments to be executed and delivered in connection with any of the foregoing.

                                   ARTICLE 2

                                PURCHASE AND SALE

         2.1 Acquired Assets. (a) On the terms, and subject to the conditions of this Agreement, on the Closing Date, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Seller all of the right, title and interest of Seller in and to all tangible and intangible assets, properties and rights used in connection with or otherwise related to the operation of the Business (such assets, properties and rights being referred to herein as the "Acquired Assets"), including, without limitation, the following assets, properties and rights:

                           (i)      The Business. The Business as a going
concern;

                           (ii)     Machinery and Equipment. All machinery and
equipment owned by Seller and used in the Business that are not Excluded Assets, whether owned or leased, including, without limitation, the machinery and equipment described on Schedule 2.1(a)(ii);

                           (iii)    Books and Records. All files, documents,
instruments, computer files, papers, books and records of Seller relating to the Business, in whatever format or medium;

                           (iv)     Contracts. The Assumed Contracts;

                           (v)      Proceeds of Insurance Policies. All proceeds
of insurance policies and claims thereunder relating to the Acquired Assets or the Business;

                           (vi)     Real Property Leases. The leases or
subleases of real property described on Schedule 2.1(a)(vi), and all other rights appurtenant to such leases or subleases;

                           (vii)    Intellectual Property. All Intellectual
Property owned by Seller and used in connection with the operation of the Business, other than Intellectual Property owned by, or belonging to, Seller's Clients. For the purposes of clarity, it is hereby acknowledged and agreed that Seller is not transferring to Buyer, and Buyer is not acquiring, any Intellectual Property that is owned by, or otherwise rightfully belongs to, Seller's clients (whether pursuant to agreements between Seller and such clients or otherwise). For purposes of this Agreement, "Intellectual Property" means (A) inventions, ideas or conceptions, whether or not patentable, whether or not reduced to practice, whether or not yet made the subject of a pending patent application or applications, (B) patents and patent applications (collectively, "Patents"), (C) trademarks, service marks, trade dress, designs, logos, trade names, corporate names and general intangibles of like nature, whether or not registered, including all common law rights and registrations and applications for registration thereof, together with all goodwill relating to the foregoing (collectively, "Trademarks"), (D) copyrights, whether or not registered, and registrations and applications for registration thereof (collectively, "Copyrights"), (E) computer software, including, without limitation, source code, operating systems and specifications, data, data bases, files,

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documentation and other materials related thereto, (F) trade secrets and confidential, technical or business information (including, without limitation, ideas, formulas and compositions), (G) technology (including, without limitation, know-how and show-how), production processes and techniques, research and development information, drawings, specifications, designs, sketches, design archives, plans, proposals, technical data, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, whether or not confidential, whether current or historical, (H) all web sites and domain names, including, without limitation, those listed on Schedule 2.1(a)(vii), and all content contained therein, (I) all rights to obtain and apply for Patents, and to register Trademarks and Copyrights, (J) copies and tangible embodiments of all the foregoing, in whatever form or medium, (K) all rights to sue, recover and retain damages (and costs and attorneys' fees) for present and past infringement of any of the Intellectual Property rights hereinabove set out, and (L) all common law rights with respect to the Intellectual Property hereinabove set out;

                           (viii)   Cash Deposits. Cash (if any) in an amount
equal to the aggregate amount of all deposits and advance payments received by Seller under the Assumed Contracts with respect to which Seller has not performed any services or incurred any expenses as of the Closing Date (the "Cash Deposits");

                           (ix)     Causes of Action. All causes of action
relating to the Acquired Assets or the Business;

                           (x)      Goodwill. The goodwill of Seller relating to
the Business and the Acquired Assets; and

                           (xi)     Other Assets. All other assets, properties
and rights of every kind and nature owned by Seller and used or intended to be used in the operation of the Business except for the Excluded Assets.

                  (b) Acquired Assets Free of Liens. All of the Acquired Assets shall be sold, assigned, transferred, conveyed and delivered to Buyer free and clear of all Liens.

         2.2 Excluded Assets. Notwithstanding the foregoing, Seller shall not sell, assign, transfer, convey or deliver, and Buyer shall not purchase, pursuant to this Agreement, and the term "Acquired Assets" shall not include, any of the following (collectively, the "Excluded Assets"):

                  (a) Cash and Receivables. All cash and cash equivalents other than the Cash Deposits, and all accounts receivable;

                  (b) Corporate Records. Seller's minute books and similar corporate documents and financial records and work papers of Seller, provided that copies of Seller's financial records shall be provided to Buyer to the extent the same shall be reasonably requested by Buyer following the Closing;

                  (c) Rights Under Transaction Documents. All rights of Seller under this Agreement and the other Transaction Documents;

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                  (d)      Excluded Contracts. Each Contract listed on Schedule
2.2(d) (collectively, the "Excluded Contracts");

                  (e) Prepayments. All prepayments and security deposits, except to the extent Buyer reimburses Seller for such amounts at Closing;

                  (f)      Tax Refunds. All rights of Seller to tax refunds;

                  (g) Allscope Equipment. Any machinery, equipment or other asset owned or leased by Allscope, including any asset permitted by Allscope to be utilized by Seller in connection with Seller's co-occupation of the Premise;

                  (h) Subsidiaries. All Equity Interests issued by MKTG Partners Canada Ltd., Box-NYC, LLC, 3 For All Staffing LLC, and 3 For All Retail LLC; and

                  (i)      Other Assets.  The assets listed on Schedule 2.2(i).

                                   ARTICLE 3

                                 PURCHASE PRICE

         3.1 Purchase Price; Escrow and Allocation. (a) Purchase Price. The aggregate purchase price for the Business and the Acquired Assets shall consist of (i) Three Million Two Hundred Fifty Thousand Dollars ($3,250,000) in cash (the "Cash Purchase Price"), (ii) that number of Parent Shares (the "Share Consideration), rounded to the nearest whole number, equal to (x) One Million Dollars ($1,000,000), divided by (y) the Fair Market Value of the Parent Shares, and (iii) the assumption by Buyer of the Assumed Liabilities, to the extent set forth in Section 4.1 (collectively, the "Purchase Price"). The Buyer shall offset against the Cash Purchase Price to be paid to Seller on the Closing Date the amount of the Cash Deposits.

                  (b) Escrow. At the Closing, the Share Consideration, and a portion of the Cash Purchase Price (the "Escrowed Portion") in the amount of
(i) Five Hundred Thousand Dollars ($500,000) in the event that the NCAA Contract is an Assumed Contract, or (ii) Seven Hundred Fifty Thousand Dollars ($750,000) in the event that the NCAA Contract is not an Assumed Contract, will be deposited into an escrow account pursuant to an Escrow Agreement among the Seller, Parent and JPMorgan Chase Bank, National Association, as escrow agent (the "Escrow Agent"), in substantially the form of Exhibit E (the "Escrow Agreement"), and the balance of the Purchase Price shall be paid to Seller.

                  (c) Allocation of Purchase Price. As soon as practicable, but in no event more than thirty (30) days after the Closing, Buyer shall deliver to the Member Representative a statement setting forth Buyer's good faith determination of the manner in which the Purchase Price is to be allocated among the Acquired Assets. The allocation prescribed by such statement shall be conclusive and binding upon the Seller and the Members for all purposes, and neither the Seller nor any Member shall file any tax return or other document with, or make any statement or declaration to, any Governmental Authority that is inconsistent with such allocation.

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         3.2      Release of Escrowed Consideration. (a) In addition to being available for the satisfaction of claims with respect to Buyer Losses pursuant to Article 11, the Escrowed Consideration shall be subject to release to the Parent as provided below (subject to the terms and conditions of the Escrow Agreement):

                           (i)      In the event Horsey ceases to be an employee
of Buyer (and is not then employed by Parent or any of its other Subsidiaries), for any reason other than his death, Buyer's termination of Horsey without Cause (as such term shall be defined in his Employment Agreement) or Horsey's departure for Good Reason (as such term shall be defined in his Employment Agreement), at any time prior to first anniversary of the Closing Date, then all of the Escrowed Consideration then held by the Escrow Agent shall be released to Parent;

                           (ii)     In the event PH ceases to be an employee of
Buyer (and is not then employed by Parent or any of its other Subsidiaries), for any reason other than her death, Buyer's termination of PH without Cause (as such term shall be defined in her Employment Agreement) PH's departure for Good Reason (as such term shall be defined in her Employment Agreement), at any time prior to first anniversary of the Closing Date, then 40% of the Escrowed Portion of the Cash Purchase Price and 40% of the Share Consideration (to the extent then held by the Escrow Agent) shall be released to Parent;

                           (iii)    In the event of a Nike Termination Event,
then $225,000 of the Escrowed Portion of the Cash Purchase Price and $225,000 of the Share Consideration shall be released to Parent;

                           (iv)     In the event Gross Margins during the Test
Period is less than the Minimum Target, then all of the Escrowed Consideration then held by the Escrow Agent shall be released to Parent; and

                           (v)      In the event Gross Margins during the Test
Period are greater than the Minimum Target but less than the Maximum Target, then the Applicable Percentage (as defined below) of the Adjusted Escrowed Portion of the Cash Purchase Price, and the Applicable Percentage of the Adjusted Share Consideration shall be released to Parent. The "Applicable Percentage" shall be equal to a fraction, expressed as a percentage, the numerator of which shall be equal to the Maximum Target minus the Gross Margin during the Test Period, and the denominator of which shall be equal to the Maximum Target minus the Minimum Target. "Adjusted Escrowed Portion of the Cash Purchase Price" means the Escrowed Portion of the Cash Purchase Price as reduced by any release thereof to Parent pursuant to Section 3.2(iii) above, and "Adjusted Share Consideration" means the Share Consideration deposited with the Escrow Agent, as reduced by any release thereof to Parent pursuant to Section 3.2(iii) above.

                  (b) Parent shall provide notice to the Member Representative not less than ten Business Days prior to Parent's delivery to the Escrow Agent of a notice of its entitlement to the release of any of the Escrowed Consideration under Section 3.2 (iii), (iv) or (v) above. Such notice to the Member Representative shall include a calculation in reasonable detail demonstrating Parent's entitlement to such release of Escrowed Consideration.

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         3.3      Value of Parent Shares. For all purposes under this Agreement and the Escrow Agreement, whenever Parent Shares are required to be delivered to satisfy a payment or indemnification obligation of any Party, the Parent Shares shall be deemed to be valued at their Fair Market Value as of Closing Date, notwithstanding the actual market value of the Parent Shares at the time of the delivery of such shares. In the event of any stock split, reverse stock split, stock combination or reclassification of the Parent Shares or any merger, consolidation or combination of Parent with any other Person or Persons, the deemed value of the Parent Shares shall be proportionally adjusted so that the deemed value of the Parent Shares after such event shall be the same economically as the deemed value of the Parent Shares prior to such event. All such adjustments shall be made successively.

         3.4      Adjustments for Contracts in Progress.
                  -------------------------------------

                  (a) Within ninety (90) days after the Closing, after consultation with Buyer, Seller will prepare and deliver to Buyer a statement setting forth with respect to each Contract in Progress, the completed portion of such Contract as of the Closing Date, expressed as a percentage (the "Completion Percentage"), which Completion Percentage shall be based on "job-cost accounting". For each such Contract in Progress, Seller shall be entitled to receive payments under such contract in proportion to the Completion Percentage. Accordingly, in the event payments received by Seller as of the Closing Date with respect to a Contract in Progress (whether to due to advance billings, deposits or otherwise) exceeds the revenues that Seller is entitled to under such Contract pursuant to the preceding sentence, such excess shall promptly be paid by Seller to Buyer, and conversely, in the event payments received by Seller as of the Closing Date with respect to a Contract in Progress are less than the revenues that Seller is entitled to under such Contract pursuant to the preceding sentence, following receipt of payments from the applicable Seller Client, Buyer shall promptly pay to Seller the amount to which Seller is entitled under the preceding sentence.

                  (b) In the event of a dispute as to the determination of the Completion Percentage or any amount due to either Seller or Buyer under
Section 3.4(a) above, Seller and Buyer shall negotiate for a period of up to 30 days (the "Negotiation Period") in good faith to resolve such disputes as expeditiously as possible. If, after the Negotiation Period, any disputes still remain unresolved, such disputes shall be resolved in accordance with Section 3.4(c) below.

                  (c) In the event any dispute under this Section 3.4 remains unresolved following the Negotiation Period, Seller and Buyer shall promptly engage an accounting firm mutually acceptable to Buyer and Seller (the "Accounting Firm") to resolve such dispute. The Accounting Firm shall act as an arbitrator and shall resolve, solely on the basis of any presentations submitted by Seller and Buyer, only those issues which remain in dispute under this
Section 3.4. Each of Buyer and Seller shall make its complete submission to the Accounting Firm within thirty days following the engagement of the Accounting Firm. The failure by either Party to make a complete submission prior to the expiration of such 30 day period shall be deemed a waiver of such Party's right to make a submission to the Accounting Firm. The Parties shall instruct the Accounting Firm to resolve the disputes and to determine the amounts payable to Buyer or Seller, as applicable, under Section 3.4(a) in a manner consistent with the provisions of this Agreement. The Accounting Firm shall resolve such disputes on the basis of an independent review, but only within the disputed ranges. Such resolution shall be set forth in a written statement delivered to Seller and Buyer, and shall be final, binding and conclusive absent manifest error. The fees and any expenses of the Accounting Firm shall be shared equally by Seller and Buyer.

                                   ARTICLE 4

                        LIMITED ASSUMPTION OF LIABILITIES

         4.1 Assumption of Liabilities. Except as expressly provided herein, Buyer shall not assume, or agree to pay, perform or discharge, any Liabilities of Seller or the Business. Subject to the terms, conditions, representations and warranties contained herein, on the Closing Date, Buyer will assume, and agree to pay, perform and discharge when due, (a) the Liabilities of Seller directly relating to the operation of the Business following the Closing, which are to be paid, performed or discharged from and after the Closing under the Assumed Contracts and (b) the Liabilities of Seller identified on Schedule
4.1 (the Liabilities described in (a) and (b) collectively, the "Assumed Liabilities"), and no other Liabilities of Seller or the Business or any other Person whatsoever.

         4.2 Excluded Liabilities. Except for the Assumed Liabilities to the extent provided in this Article 4, and regardless of whether any other Liabilities may be disclosed to Buyer pursuant to Article 5 hereof or otherwise or whether Buyer has knowledge of same, Buyer shall not assume, pay, perform or discharge, and shall have no liability or responsibility for, any other Liabilities of Seller or the Business (the "Excluded Liabilities"). The Parties expressly understand and agree that the Assumed Liabilities shall not include any Liabilities (a) in respect of any period prior to the Closing (except as expressly provided in Section 4.1(b) above), (b) in respect of any period following the Closing under any Contract that is not an Assumed Contract or (c) relating to any Excluded Asset.

         4.3 Assumed Contracts. For purposes of this Agreement, "Assumed Contracts" means those Contracts listed on Schedule 5.14 unless identified as an excluded Contract on such Schedule, and shall in no event include (a) a Contract which is or relates to any Excluded Asset, or (b) a Contract as to which Seller is in breach as of the date hereof or as of the Closing.

                                   ARTICLE 5

               REPRESENTATIONS AND WARRANTIES OF SELLER AND PARENT

         Seller represents and warrants to Parent and Buyer as follows:

         5.1 Organization. Seller is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of New York. Each Subsidiary of Seller is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization. Seller has all requisite power and authority to own and hold the Acquired Assets and to conduct the Business as currently conducted. Seller and each of its Subsidiaries is duly licensed, permitted or qualified to do business in each jurisdiction in which the ownership of the Acquired Assets or the operation of the Business makes such licensing or qualification necessary, except where the failure to be so qualified would not have a Material Adverse Effect. Each jurisdiction in which Seller or any of its Subsidiaries is licensed, permitted or qualified to do business is disclosed on Schedule 5.1. Other than as set forth on Schedule 5.1, Seller does not have any Subsidiaries, and does not own, directly or indirectly, any Equity Interests in any other Person.

         5.2 Capitalization. The Members are, and will be as of the Closing Date, the sole members of the Seller. Schedule 5.2 sets forth each Member's ownership interest in Seller. Except as set forth in Schedule 5.2, there is no:
(a) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any Equity Interests of the Seller; (b) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any Equity Interests or other securities of the Seller; or (c) Contract under which the Seller is or may become obligated to sell or otherwise issue any Equity Interest.

         5.3 Authority. Seller has all requisite limited liability company power and limited liability company authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Seller has obtained all necessary limited liability company or organizational approvals for the execution and delivery of this Agreement and the other Transaction Documents to which it is a party, the performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby, except where the failure to obtain any such approval would not have a Material Adverse Affect and except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws in effect which affect the enforcement of creditors' rights generally, or equitable principles. This Agreement has been, and upon execution and delivery by Seller and each of the Members of each of the other Transaction Documents to which each is a party, will be, duly executed and delivered by Seller and each of the Members, and (assuming due authorization, execution and delivery by Buyer and Parent) constitute or will constitute, as applicable, each of Seller's and each Member's legal, valid and binding obligations, enforceable against each of them in accordance with their respective terms.

         5.4 Non-Contravention. Except as disclosed on Schedule 5.4, none of the execution and delivery by Seller or any Member of this Agreement or the other Transaction Documents to which they are a party, the performance of their obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby will conflict with Seller's or any of its Subsidiaries' organizational documents or will, with or without notice, the passage of time or both, constitute a breach or violation of, be in conflict with, constitute or create a default under, or result in the creation or imposition of any Liens upon any property of Seller any of its Subsidiaries pursuant to (a) any Contract or instrument to which Seller any of its Subsidiaries is a party or by which they or any of their properties (including the Acquired Assets) are bound or (b) any Law relating to Seller, its Subsidiaries, the Members or the Business.

         5.5 Financial Statements. (a) Seller has delivered to Buyer (i) unaudited balance sheets of the Seller and its Subsidiaries as at December 31, 2007 and March 31, 2008 (the "Balance Sheets"), and (ii) unaudited statements of income and cash flow for the Seller and its Subsidiaries for the year ended December 31, 2007 and three-month period ended March 31, 2008 (collectively, together with the Balance Sheets, the "Financial Statements"). The Financial Statements (x) present fairly the financial condition and results of operations of the Seller and its Subsidiaries in all material respects as at the respective dates and for the respective periods covered thereby (y) are correct and complete and comply with GAAP consistently applied for the periods covered thereby, except for the absence of footnotes, and (z) are consistent with the books and records of Seller. The Financial Statements are attached hereto as
Schedule 5.5(a).

                  (b) As of the date hereof, neither Seller nor any of its Subsidiaries has any Liabilities except for (i) Liabilities set forth on the most recent Balance Sheet, (ii) Liabilities disclosed in Schedule 5.5(b), and
(iii) Liabilities incurred in the ordinary course since the date of the most recent Balance Sheet. On the Closing Date, neither Seller nor any of its Subsidiaries shall have any Liabilities except for (i) Liabilities set forth on the most recent Balance Sheet, (ii) Liabilities disclosed in Schedule 5.5(b), and (iii) Liabilities incurred in the ordinary course since the date of this Agreement in accordance with Section 7.1.

         5.6 Governmental Consents. There are no Consents under applicable Law necessary or required in connection with the execution and delivery by Seller and each Member of this Agreement and the other Transaction Documents to which it is a party, the performance of its obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, other than Consents already obtained or those set forth on Schedule 5.6, the absence of which would not have Material Adverse Effect.

         5.7 Compliance with Laws. Seller and its Subsidiaries have conducted and continue to conduct the Business in accordance with all applicable Laws and are not in violation of any such Laws, except for any violation that would not have a Material Adverse Effect. No notice has been received from, and no investigation or review is pending or, to the best of the Knowledge of Seller, threatened by, any Governmental Authority or third party with regard to any alleged violation by Seller of any such Law.

         5.8 Compliance with Environmental Laws. Seller and its Subsidiaries have conducted and continue to conduct the Business in accordance with all federal, state, county, city, municipal or other laws, statutes, rules, regulations, orders, consent decrees, permits or licenses, relating to the prevention, remediation, reduction or control of pollution or to the protection of the environment, natural resources and/or human health and safety, to the extent any of such laws is applicable to the Business.

         5.9 Licenses. Schedule 5.9 sets forth a true and complete list of all Licenses necessary or required for the lawful operation of the Business. Seller and its Subsidiaries are in compliance with the terms of all such Licenses. No event has occurred with respect to any License which would permit the revocation, termination or suspension thereof or would result in any impairment of the rights of the holder thereto. No notice has been received and, no investigation or review is pending or, to the best of the Knowledge of Seller, threatened, by any Governmental Authority, with regard to (i) any alleged violation by Seller of any License or (ii) any alleged failure by Seller to have any License.

         5.10 Litigation, etc. There are no judicial or administrative actions, suits, arbitrations, proceedings, claims or investigations, pending or, to the best of the Knowledge of Seller, threatened (a) relating to or affecting Seller, any of its Subsidiaries, the Acquired Assets or the Business, or (b) challenging in any respect the validity of this Agreement or any other

Transaction Document, the transactions contemplated hereby or thereby or the use of the Acquired Assets or the conduct of the Business after the Closing by Buyer. To the best Knowledge of Seller, there are no facts or circumstances that may give rise to any of the foregoing.

         5.11 Employees. (a) Set forth on Schedule 5.11(a) is a true and complete list of all of the employees of Seller and its Subsidiaries, and their respective current compensation rates, and all benefits provided to each such employee, and accrued vacation as of the date hereof for each such employee. None of the employees of Seller or its Subsidiaries is covered by any collective bargaining agreement and no collective bargaining agreement is currently being negotiated.

                  (b) Schedule 5.11(b) sets forth a true and complete list of all employee benefit plans and all bonus, stock option, stock purchase, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other employee benefit plans, programs or arrangements, and all employment or compensation agreements, in each case for the benefit of, or relating to, current employees and former employees of Seller and its Subsidiaries (collectively, the "Plans"). Seller has made available to Buyer, with respect to each Plan, a copy of the plan document, summary plan description and the most recent annual report and, if applicable, IRS determination letter. To the best Knowledge of Seller, except as disclosed in
Schedule 5.11(b), there are no other employee benefit plans, programs, arrangements or agreements, whether formal or informal, whether in writing or not, to which Seller has or may have any obligation or which are maintained or sponsored for the benefit of any current or former employee of Seller. Each Plan is in compliance with the applicable provisions of the Code and ERISA.

         5.12 Ownership and Transfer of Acquired Assets. Except as set forth on Schedule 5.12, Seller has good and marketable title to or, in the case of leased or subleased Acquired Assets, valid and subsisting leasehold interests in, all of the Acquired Assets, and such Acquired Assets are free and clear of all Liens. Except as set forth on Schedule 5.12, Seller has the unrestricted right to sell, assign, transfer, convey and deliver to Buyer all right, title and interest in and to the Acquired Assets without penalty or other adverse consequences, and upon the Closing, Buyer will own all of such Acquired Assets free and clear of all Liens.

         5.13 Assets used by the Business. Except for the Excluded Assets listed on Schedule 2.2(i), the Acquired Assets constitute all of the assets, properties and rights used in or necessary to conduct the Business as currently conducted or proposed to be conducted. All of the Acquired Assets are in good operating condition and repair and are suitable for the purposes for which they are used and intended.

         5.14 Contracts. Schedule 5.14 sets forth a complete and accurate list of all of the Contracts to which the Seller or any of its Subsidiaries is a party, or otherwise used in the Business. Each such Contract constitutes the valid and legally binding obligation of the parties thereto enforceable in accordance with its terms. Neither Seller (or any Subsidiary of Seller) nor, to the best of the Knowledge of Seller, any other party is in breach or default under any such Contract, and no event has occurred with respect to Seller (or any Subsidiary of Seller) or, to the best of the Knowledge of Seller, with respect to any other party which, with or without notice or lapse of time or both, would constitute a breach or default, or permit termination, modification or acceleration, under any such Contract, except for any such breach which would neither (i) permit the termination of such Contract nor (ii) have a Material Adverse Effect. To the Knowledge of Seller, no party has repudiated any provision of any such Contract. Seller has furnished or made available to Buyer a true and correct copy of each Contract listed on Schedule 5.14 (including any amendments, modifications, supplements and waivers thereto and a written summary of each oral Contract). Except as set forth on Schedule 5.14, no Contract listed on such Schedule requires the Consent of any other party thereto to effectuate the assignment to Buyer.

         5.15 Taxes. (a) Seller and its Subsidiaries have (i) timely filed with the appropriate taxing authorities all tax returns required by applicable Law to be filed by them, and all such tax returns are true, complete and correct and (ii) have paid all taxes due and payable by them.

                  (b) Seller and its Subsidiaries have complied with all applicable Laws relating to the payment and withholding of taxes and have, within the time and in the manner prescribed by Law, withheld and paid over to the proper Governmental Authorities all amounts required to be so withheld and paid over.

                  (c) Neither Seller nor any of its Subsidiaries has executed or filed with the IRS or any other tax authority any agreement, consent, waiver or other document extending, or having the effect of extending, the period for the assessment or collection of any taxes.

                  (d) No power of attorney (or other document granting another Person the authority to act as agent with respect to any matter relating to taxes) which is currently in force has been granted by Seller or any of its Subsidiaries with respect to any matter relating to taxes.

                  (e) Neither Seller nor any of its Subsidiaries is a party to or bound by any agreement, contract, commitment or arrangement providing for the allocation sharing or indemnification of any taxes or has any Liability to any Person as a result thereof.

                  (f) There are no pending or, to the best of the Knowledge of Seller, threatened audits, actions, suits, arbitrations, proceedings, claims or investigations against or with respect to Seller or any of its Subsidiaries with respect to any taxes or tax returns.

                  (g) Neither Seller nor any of its Subsidiaries has received notice of a claim by any jurisdiction where it does not file tax returns that it is or may be subject to taxation by such jurisdiction.

         5.16 Existing Condition. Except as set forth on Schedule 5.16, since March 31, 2008, Seller and its Subsidiaries have operated the Business in the ordinary course of business consistent with past practice, and there has not been any event, condition, change, action, failure to act or transaction which, when considered in light of all other events and conditions, could reasonably be expected to have a Material Adverse Effect.

         5.17     [Intentionally Omitted]

         5.18 Intellectual Property. (a) Seller and its Subsidiaries own or possess adequate licenses or other valid rights to use all Acquired Intellectual Property. To the Knowledge of Seller, there has not been (i) any assertion or claim challenging the validity of any Acquired Intellectual Property or underlying Seller's or any of its and Subsidiaries' rights therein; or (ii) any infringement by another Person of the Acquired Intellectual Property. The rights of Seller and its Subsidiaries in or to the Acquired Intellectual Property, and the operation of the Business as currently conducted, do not and will not conflict with or infringe upon the rights of any other Person, and neither Seller, any of its Subsidiaries nor any Member has received any claim or notice from any Person to such effect. The consummation of the transactions contemplated by this Agreement and the other Transaction Documents will not result in the termination or impairment of any Acquired Intellectual Property. Buyer and Parent acknowledge that the trademarks concerning "Runners' Station" although currently owned by Seller are being held for the account of Nike, and upon request of Nike, must be assigned to Nike.

                  (b) All material Acquired Intellectual Property is disclosed on Schedule 5.18. Seller has taken reasonable steps to protect the Acquired Intellectual Property.

         5.19 Real Property. (a) Neither Seller nor any of its Subsidiaries owns any real property. Schedule 5.19 sets forth a complete and accurate list of all leases and subleases of real property under which Seller or any of its Subsidiaries is tenant or subtenant, and with respect to each such lease, sets forth the name of the landlord or sublandlord, tenant or subtenant, a description of the leased premises, the commencement and expiration dates of the current term and any extension rights, as applicable, if any, the monthly rental (including base and all additional rents) and whether the assignment of such lease or sublease to Buyer requires the consent of the other parties thereto. No landlord under any such lease or sublease has exercised any current option or right to or, to the best of the Knowledge of Seller, intends to exercise any current right or option to cancel or terminate such lease or shorten the term thereof. Neither Seller nor, to Seller's Knowledge, any Member, has received any notice with respect to matters which would adversely affect the use of the premises subject to such leases, and Seller and its Subsidiaries, as applicable, enjoy peaceful and undisturbed possession of such premises.

         5.20 Brokers, Finders, etc. Neither Seller nor any Member is a party to any agreement with any finder or broker, or in any other way obligated to any finder or broker, for any commissions, fees or expenses in connection with the origin, negotiation, execution or performance of this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby.

         5.21 Insurance. Seller maintains insurance policies for the Business of a character and in such amounts as are customarily insured against by similarly situated companies in the same or similar businesses. No insurer under any such insurance policy has canceled or generally disclaimed Liability under any such policy and no notice of cancellation or termination has been received. All such insurance policies (including coverage amounts, annual premiums and deductibles) are disclosed on Schedule 5.21.

         5.22 No Misstatements or Omissions. No representation or warranty made in this Agreement, or statements made in any document, instrument, schedule or certificate furnished in connection with this Agreement or any other Transaction Document, by or on behalf of Seller or any Member is false or misleading as to any material fact, or omits to state a fact required to make any of the representations or warranties made herein or statements made therein not misleading in any material respect.

         5.23 Investment Purposes, etc. (a) Seller and each Member (i) understand that the Parent Shares to be issued to Seller pursuant to this Agreement have not been registered for sale under any federal or state securities Laws and that such shares are being offered and sold to Seller pursuant to an exemption from registration provided under Section 4(2) of the Securities Act, (ii) agree that Seller is acquiring such shares for its own account for investment purposes only and without a view to any distribution thereof other than to the Members as permitted by the Securities Act, (iii) acknowledge that the representations and warranties set forth in this Section
5.23 are given with the intention that Parent rely on them for purposes of claiming such exemption from registration, and (iv) understand that they must bear the economic risk of the investment in such shares for an indefinite period of time as such shares cannot be sold unless subsequently registered under applicable federal and state securities Laws or unless an exemption from registration is available therefrom.

                  (b) Seller and each Member agree (i) that the Parent Shares to be issued to Seller pursuant to this Agreement will not be sold or otherwise transferred for value unless (x) a registration statement covering such shares has become effective under applicable state and federal securities Laws, including, without limitation, the Securities Act, or (y) there is presented to Parent an opinion of counsel satisfactory to Parent that such registration is not required, (ii) that any transfer agent for the Parent Shares may be instructed not to transfer any such shares unless it receives satisfactory evidence of compliance with the foregoing provisions, and (iii) that there will be endorsed upon any certificate evidencing such shares an appropriate legend calling attention to the foregoing restrictions on transferability of such shares.

                  (c) Seller and each Member is an "accredited investor" within the meaning of Rule 501 of Regulation D under the Securities Act.

                  (d) Seller and each Member (i) are aware of Parent's business, affairs and financial condition and have acquired sufficient information about Parent and its Subsidiaries to reach an informed and knowledgeable decision to acquire the Parent Shares to be issued to Seller pursuant to this Agreement, (ii) have reviewed Parent's latest annual report on Form 10-K and all filings subsequent thereto made by Parent with the SEC pursuant to the federal securities Laws, (iii) have discussed with Parent's plans, operations and financial condition with Parent's officers, (iv) have received all such information as they have deemed necessary and appropriate to enable them to evaluate the financial risk inherent in making an investment in the Parent Shares, (v) have received satisfactory and complete information concerning the business and financial condition of Parent and its Subsidiaries in response to all inquiries in respect thereof, (vi) have sufficient knowledge and experience in financial and business matters and the marketing and promotions business so as to be capable of evaluating the merits and risks of their investment in the Parent Shares, and (vii) are capable of bearing the economic risks of such investment.

                                   ARTICLE 6

                     REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer and Parent represent and warrant to Seller and each Members as follows:

         6.1 Organization. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware

         6.2 Authority. Buyer and Parent have all requisite power and authority to execute and deliver this Agreement and the other Transaction Documents to which they are a party, to carry out their respective obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. Buyer and Parent have obtained all necessary corporate or organizational approvals for the execution and delivery of this Agreement and the other Transaction Documents to which they are a party, the performance of their respective obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby. This Agreement has been, and upon execution and delivery by Buyer and Parent of the other Transaction Documents to which they are a party will be, duly executed and delivered by Buyer and Parent, respectively (assuming due authorization, execution and delivery by the other parties hereto and thereto unrelated to Buyer) constitutes or will constitute, as applicable, Buyer's and Parent's, as applicable, legal, valid and binding obligation, enforceable against each of them in accordance with their respective terms.

         6.3 Non-Contravention. None of the execution and delivery by Buyer or Parent of this Agreement or the other Transaction Documents to which they are is a party, the performance of their respective obligations hereunder or thereunder or the consummation by Buyer and Parent of the transactions contemplated hereby or thereby will conflict with the respective organizational documents of Buyer and Parent or will, with or without notice, the passage of time or both, constitute a breach or violation of, be in conflict with, constitute or create a default under, or result in the creation or imposition of any Liens upon any property of Buyer or Parent pursuant to (a) any material contract, indenture, agreement, instrument, mortgage, lease or commitment to which Buyer or Parent is a party or by which any of them or their properties are bound or (b) any Law relating to Buyer or Parent.

         6.4 SEC Documents: Financial Statements. As of their respective filing dates, each annual, quarterly and other report filed by Parent with the SEC since June 25, 2007 (the "SEC Documents"), did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. The financial statements of Purchaser included in such filings have been prepared in conformity with GAAP consistently applied (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by the rules and regulations of the SEC) and present fairly, in all material respects, the financial position of Parent and its Subsidiaries at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal, recurring and certain non-recurring audit adjustments). Parent acknowledges that the Seller shall be deemed to own the Parent Shares as of the Closing Date and that no Member shall be deemed to be an "affiliate" of Parent on the Closing Date as a result of his employment with Parent.

         6.5 Governmental Consents. Except for such filings as may be required to comply with applicable state and federal securities Laws, there are no Consents under applicable Law necessary or required in connection with the execution and delivery by Buyer or Parent of this Agreement and the other

Transaction Documents to which they are is a party, the performance of their respective obligations hereunder or thereunder or the consummation by Buyer or Parent of the transactions contemplated hereby or thereby.

         6.6 Litigation, etc. There are no judicial or administrative actions, suits, arbitrations, proceedings, claims or investigations pending or, to the best of the knowledge of Buyer or Parent, threatened against Buyer or Parent challenging in any material respect the validity of this Agreement or any other Transaction Document or the transactions contemplated hereby or thereby.

         6.7 Brokers, Finders, etc. Neither Buyer nor Parent is a party to any agreement with any finder or broker, or in any other way obligated to any finder or broker, for any commissions, fees or expenses in connection with the origin, negotiation, execution or performance of this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby.

         6.8 Parent Shares. At the Closing, the Parent Shares to be issued at the Closing to Seller in escrow will be duly authorized, validly issued, fully paid and non-assessable.

         6.9 Financing. Buyer and Parent have entered into a commitment letter for Acquisition Financing, a copy of which is attached as Schedule 6.9 hereto. To the knowledge of Buyer and Parent, such commitment letter is in full force and effect.

         6.10 No Implied Warranty. Parent and Buyer acknowledge and agree that other than as expressly set forth in Article 5, SELLER IS MAKING NO, AND HEREBY DISCLAIMS ALL, REPRESENTATIONS OR WARRANTIES, WHETHER EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ALL IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

                                   ARTICLE 7

                              ADDITIONAL AGREEMENTS

         7.1      Conduct of the Business.
                  -----------------------

                  (a) Seller and each Member other than GG covenant and agree that, between the date hereof and the Closing Date, they will cause the Business to be conducted only in the ordinary course of business consistent with past practice, and will use their best efforts to maintain and preserve intact the Business and its relationships with suppliers, customers, employees and others having commercial relationships with it with a view toward preserving the Business, the Acquired Assets and the goodwill included therewith for Buyer. Without limiting the generality of the foregoing, except as set forth in
Schedule 7.1 hereto, between the date hereof and the Closing Date, Seller shall not without the prior written consent of Buyer:

                           (i)      merge with, consolidate with or acquire an
interest in any Person, or acquire the assets or business of any Person or enter into any other business combination;

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

                           (ii)     sell, transfer, lease, sublease, license or
otherwise dispose of any assets, properties or rights of the Business, except for obsolete equipment disposed of, and inventory sold in the ordinary course of business consistent with past practice;

                           (iii)    adopt a plan of complete or partial
liquidation, dissolution, restructuring, recapitalization or other reorganization or otherwise permit its corporate existence or any of the material Licenses under which the Business operates to lapse or be suspended or revoked;

                           (iv)     enter into or adopt any employment,
severance or similar agreement with any employee of Seller or grant any increase in compensation or benefits to any such employee, or hire any employees;

                           (v)      incur any indebtedness for borrowed money
except for trade debt incurred in the ordinary course of business consistent with past practice; or guarantee any indebtedness or obligation on behalf of any Person;

                           (vi)     enter into any material contract; amend to
the detriment of the Business the terms of, or terminate, surrender or waive any right under, any Contract; violate, breach or default under, in any material respect, or take or fail to take any action that (with or without notice or lapse of time or both) would constitute a material violation or breach of, or default under, any material Contract; or accept any payment or deposit on any Contract with respect to services to be performed under such Contract after the Closing;

                           (vii)    make any capital expenditure or commitment
other than in the ordinary course of business consistent with past practice, but in no event more than $7,500 individually or $15,000 in the aggregate;

                           (viii)   settle or compromise any Liability which is
an Assumed Liability or release, forgive or waive any claim or right of Seller with respect to the Business or Acquired Assets;

                           (ix)     engage in any transaction with any of its
officers, directors, employees, members or other Affiliates;

                           (x)      take any action, enter into any transaction,
engage in any practice or fail to take any action which would cause any representation or warranty of Seller or any Member in this Agreement to be untrue or result in any breach of any covenant or agreement made by Seller or any Member in this Agreement; or

                           (xi)     agree, whether in writing or otherwise, to
take any actions described in this Section 7.1 (a).

                  (b) Parent and Buyer covenant that during the Test Period, Parent and Buyer will use commercially reasonable efforts to maintain and preserve the goodwill of the Business, including, without limitation, as it relates to the operations of the Business in Toronto, Canada, and the Business's relationships with Seller's Clients and Seller's Employees, and that all decisions of a material or extraordinary matter that could reasonably be expected to have an adverse effect on the Business shall require prior consultation with the Member Representative.

         7.2 Access to Information. From the date hereof until the Closing, upon reasonable notice, Seller shall, and shall cause its respective officers, employees and agents to (i) afford the officers, employees, agents and representatives of Parent access, during normal business hours, to the offices, personnel, properties, books and records of Seller and (ii) furnish to the officers, employees, agents and representatives of Parent such additional financial and operating data and other information relating to Seller or the Business as they may from time to reasonably request.

         7.3 Notice of Developments. Prior to the Closing Date, Seller shall promptly notify Buyer in writing of (i) all events, circumstances, facts or occurrences arising or existing subsequent to the date of this Agreement: (A) which could result in any breach by Seller or any Member of a representation, warranty or covenant in this Agreement; or (B) which could reasonably be expected to allow Buyer to exercise its right to terminate this Agreement pursuant to Article 10; and (ii) all other material developments that to the Knowledge of Seller could reasonably be expected to affect the assets, Liabilities, business, financial condition, operations, results of operations, customer or supplier relations, employee relations, or prospects of the Business. Notwithstanding the foregoing, disclosure of any of the items described in this Section 7.3 after the date hereof shall not be deemed to modify in any respect the representations and warranties of Seller and the Members made in Article 5.

         7.4 Consents. Seller agrees to use its best efforts to obtain any consents necessary to assign or otherwise transfer the Contracts other than the Excluded Contracts to Buyer (the "Required Consents"). In the event that any consent required with respect to any such Contract cannot be obtained, upon the request of Buyer, Seller hereby agrees to subcontract all of its obligations to perform under such contract or lease to Buyer. The cost of performing each such subcontract shall be borne by Buyer and Seller will deliver to Buyer all revenues earned under each such Contract.

         7.5 Mutual Cooperation. (a) Subject to the terms and conditions of this Agreement, Seller and Parent, on the one hand, and Buyer and the Members, on the other hand, agree to use their respective commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement and the other Transaction Documents.

                  (b) Each of Seller and each Member shall use commercially reasonable efforts to cause all the conditions in Section 8.1 and 8.3 within their control to be satisfied prior to the scheduled Closing Date. Buyer and Parent shall use commercially reasonable efforts to cause all the conditions in
Section 8.1 and 8.2 within their control to be satisfied prior to the scheduled Closing Date.

         7.6 No Solicitation or Negotiation. Seller and each Member covenant and agree that between the date of this Agreement and the earlier of the termination of this Agreement and the Closing neither they nor any of its Affiliates, officers, directors, representatives or agents will (a) solicit, initiate, consider, encourage, negotiate, discuss or accept any other proposals or offers from any Person: (i) to purchase all or any portion of the assets of the Business or equity of Seller, (ii) to enter into any business combination with Seller or (iii) with respect to Seller or the Business, to enter into any other extraordinary transaction or transaction outside the ordinary course of business consistent with past practice, (b) participate in any discussions, conversations, negotiations or other communications regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way, assist or participate in, facilitate or encourage any effort or attempt by any other Person to seek to do, any of the foregoing, or (c) otherwise consider the merits of any unsolicited inquiry, proposal or offer from any Person with respect to any of the foregoing.

         7.7 Non-Compete. (a) Each (A) of Seller and Horsey covenant and agree that for a period ending on the later of (i) three years following the Closing Date, and (ii) one year following the date Horsey ceases to be an employee of Parent or any of its Subsidiaries (for any reason), and (B) Member other than Horsey that receives an award of Parent Shares on the Closing Date pursuant to Section 7.8(b), covenants and agrees that for a period ending on the later of (i) two years following the Closing Date, and (ii) one year following the date such Member ceases to be an employee of Parent or any of its Subsidiaries, or six months following such termination if such termination is without "Cause" by the employer or for "Good Reason" by such Member, that such Person shall not, directly or indirectly

                           (i) be, or become interested in, associated with or represent, or otherwise render assistance or services to, or manage, operate, control or engage in (as an officer, director, stockholder, partner, member, consultant, owner, employee, agent, creditor or otherwise), any business or Person that is then, or which then proposes to become, a competitor of the Business; provided that, the foregoing shall not restrict any Member from owning, solely as a passive investment, any publicly traded securities if such ownership (x) is not as a member of a group that controls such business or Person, and (y) does not constitute more than 2% of any class of securities of such business or Person;

                           (ii) induce or seek to influence any employee of Parent or any of its Subsidiaries to terminate his or her employment or to become financially interested in a competing business;

                           (iii) aid a competitor of Parent or any of its Subsidiaries in any attempt to hire a person who shall have been employed by Parent or any of its Subsidiaries within the one-year period preceding the date of any such aid, other than those employees who have been terminated by Parent or such Subsidiary;

                           (iv) induce or seek to influence any customer of Parent or any of its Subsidiaries to transact business with a competitor or not to do business with Parent or any of its Subsidiaries; or

                           (v)      take any actions for the purpose of
         interfering with any other business relationships that Parent or any of its Subsidiaries has with any other Person.

                  (b) Seller and each Member acknowledges that the restrictive periods contained in Section 7.7(a) are reasonable under the circumstances. Moreover, it is the desire and intent of the Parties that the provisions of Section 7.7(a) be enforceable to the fullest extent permissible under the Laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, the Parties agree that if a Governmental Authority determines subsequently that the terms of Section 7.7(a) are unenforceable, the Parties will request that such Governmental Authority reform the terms by specifying the greatest time period and/or geographic area that would not render the terms unenforceable. Seller and each Member specifically agree that, in the event of a breach or threatened breach of Section 7.7(a), Parent and/or its Subsidiaries would suffer irreparable injury and damages at law would be an insufficient remedy, and Parent and/or its Subsidiaries shall be entitled to seek equitable relief by way of temporary or permanent injunction (or any other equitable remedies), without proof of actual damages and without the need to post bond or other security.

         7.8 Employees; Restricted Share Grants. (a) Prior to the Closing, Buyer shall offer employment effective as of the Closing Date to each of the Key Employees and each employee of Seller listed on Schedule 7.8, at the same compensation rates being received by each as of the date hereof, as reflected on
Schedule 5.11(a); provided, however that other than with respect to its obligations hereunder to the Key Employees, Buyer is under no obligation to offer employment to any employees of Seller, and Buyer shall have no obligation or Liability for (and Seller shall retain the obligation and Liability for) any salary, compensation, benefits, severance or other amounts owed to or claimed by any employee of Seller, including, without limitation, for periods prior to the Closing or as a result of Buyer's election not to offer employment to such employee as of the Closing.

                  (b) On the Closing Date, pursuant to the Restricted Stock Agreements to be entered into by Parent and the Key Employees party thereto (as determined by Parent in accordance with this Section 7.8), Parent shall issue to such Key Employees that number of Parent Shares (the "Restricted Shares), rounded to the nearest whole number, in an aggregate amount equal to (x) Five Hundred Thousand Dollars ($500,000), divided by (y) the Fair Market Value of the Parent Shares. The Key Employees to be issued the Restricted Shares, and the number of Restricted Shares to be issued to each such Key Employee, shall be determined by Parent in its sole discretion following consultation with Horsey.

                  (c) Effective at Closing, Buyer shall extend to all employees of Seller who accept Buyer's offer of employment, the same basic medical and health insurance benefits provided to Parent's employees such that no loss of employment would occur for any employee if such employee accepted his or her respective offer. All employees who accept their respective offers of employment with Buyer shall immediately be and become employees of Buyer. Subject to applicable law and any limitations under Buyer's and/or Parent's existing benefit plans, Buyer shall also recognize all prior service of all of Seller's employees with Seller for purposes of determining eligibility to participate in, eligibility for benefit commencement under, and vesting purposes of each employee benefit plan to be applicable to any such employee after the Closing, and, in the case of all medical and similar benefit plans, Buyer shall cause all pre-existing conditions and waiting period requirements to be waived.

         7.9 Satisfaction of Liabilities. Seller shall pay, perform and discharge all trade payables included in the Excluded Liabilities at or prior to Closing, and shall pay all other Excluded Liabilities in accordance with Seller's ordinary payment cycles, or if sooner, when due.

         7.10 Public Disclosures. Prior to the Closing, neither Seller nor any Member (or their respective Affiliates), on the one hand, or Buyer (or its Affiliates), on the other hand, will issue any press release or make any other public disclosures concerning this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby without the prior written consent of the other. Notwithstanding the preceding sentence, nothing in this
Section 7.10 will preclude Parent from making any disclosures required by Law, including, without limitation, the filing with the SEC of a Current Report on Form 8-K describing this Agreement and including this Agreement as an Exhibit thereto.

         7.11 Use of Name. Following to the Closing, Seller shall cease use of the name "MKTG" "Marketing" or any derivative or variation thereof.

         7.12 Closing Transaction Documents. At the Closing, Seller, the Members, Parent and Buyer shall execute and deliver to the other parties thereto the Closing Transaction Documents to which each is a party.

         7.13 Termination of New York Premises License. In the event of the occurrence of an event under Section 3.2(i) that would entitle Parent to the release of all of the Escrowed Consideration, then upon notice from Parent to the Member Representative of Parent's exercise of its rights under this Section 7.13, (i) the New York Premises License shall immediately terminate, and (ii) Seller and the Members shall indemnify and hold harmless Parent and its Subsidiaries from, any obligations with respect to the New York Premises arising, accruing or otherwise becoming due following the termination of the New York Premises License.

                                   ARTICLE 8

                              CONDITIONS TO CLOSING

         8.1 Conditions to the Obligations of Seller, Members and Buyer. The respective obligations of Seller and the Members, on the one hand, and Buyer and Parent, on the other hand, to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of the condition that there shall be no (i) suit, action or other proceeding threatened or brought by any Governmental Authority which seeks to restrain or prohibit in any material respect the consummation of the transactions contemplated by this Agreement; or (ii) injunction, order, judgment or decree in effect and issued by any Governmental Authority which restrains or prohibits in any material respect the consummation of the transactions contemplated by this Agreement; provided, however, the provisions of this Section 8.1(a) shall not apply to Seller or Members, on the one hand, or Buyer or Parent, on the other hand, with respect to any of the foregoing which either it or its Affiliates has directly or indirectly solicited or encouraged.

         8.2 Conditions to Obligations of Seller. The obligations of Seller and the Members to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of the following conditions:

                  (a) Representations and Warranties; Covenants. The representations and warranties of Buyer and Parent contained in this Agreement shall be true and correct on the Closing Date with the same force and effect as if made on the Closing Date, and all of the covenants contained in this Agreement to be complied with by Buyer and Parent on or prior to the Closing Date shall have been complied with by Buyer and Parent in all material respects, and Seller shall have received a certificate to such effect signed by a duly authorized officer of Parent.

                  (b) Resolutions; Incumbency. (A) Parent shall have delivered to Seller a certificate of the Secretary of Parent certifying (i) a true and complete copy of resolutions duly and validly adopted by the Board of Directors of Parent evidencing its authorization of the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby and (ii) the names and signatures of the officers of Parent authorized to sign this Agreement and the other Transaction Documents to be delivered hereunder; and (B) Buyer shall have delivered to Seller a certificate of the Secretary of Buyer certifying (i) a true and complete copy of resolutions duly and validly adopted by the Board of Managers of Buyer evidencing its authorization of the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby and (ii) the names and signatures of the officers of Buyer authorized to sign this Agreement and the other Transaction Documents to be delivered hereunder.

                  (c) Organizational Documents. (A) Parent shall have delivered to Seller (i) a copy of the certificate of incorporation and By-laws of Parent, certified by the Secretary of Parent, and (ii) a certificate issued by the Secretary of State of the State of Delaware as of a recent date evidencing the good standing of Parent in its State of incorporation; and (B) Buyer shall have delivered to Seller (i) a copy of the certificate of formation and limited liability company agreement of Buyer, certified by the Secretary of Buyer, and (ii) a certificate issued by the Secretary of State of the State of Delaware as of a recent date evidencing the good standing of Buyer in its State of organization.

                  (d) Transaction Documents. Buyer and Parent shall have delivered to Seller executed counterparts of the Transaction Documents to which they are a party and the Escrow Agent shall have delivered an executed counterpart of the Escrow Agreement.

         8.3 Conditions to Obligations of Buyer. The obligation of Buyer and Parent to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of the following conditions:

                  (a) Representations and Warranties; Covenants. The representations and warranties of Seller and each Member contained in this Agreement shall be true and correct on the Closing Date with the same force and effect as if made on the Closing Date, except for such representations and warranties which are made as of an earlier date which shall be true and correct as of such earlier date, and all of the covenants contained in this Agreement to be complied with by Seller and each Member on or before the Closing shall have been complied with in all material respects by Seller and each Member, as applicable, and Buyer shall have received a certificate of Seller to such effect, signed by a duly authorized officer of Seller.

                  (b) Other Governmental and Regulatory Consents; Third Party Consents. Seller shall have delivered, made or obtained (i) all Consents from Governmental Authorities required to be delivered, made or obtained by it prior to the Closing in connection with the execution and delivery of this

Agreement and the consummation of the transactions contemplated hereby; and (ii) the Required Consents, including, without limitation, the consent of Nike to the assignment of the Nike Contract to Buyer (unless Nike shall have entered into a new contract with Buyer effective as of the Closing on substantially the same terms as the Nike Contract, as determined by Buyer).

                  (c) Resolutions; Incumbency. Seller shall have delivered to Buyer a certificate of the Secretary or other officer of Seller certifying
(A) a true and complete copy of resolutions duly and validly adopted by the members of Seller evidencing their authorization of the execution and delivery of this Agreement, the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby and (B) the names and signatures of the officers of Seller authorized to sign this Agreement and the other Transaction Documents to be delivered hereunder.

                  (d) Organizational Documents. Seller shall have delivered to Buyer (i) a copy of the articles of organization and limited liability company agreement of Seller, certified by the Secretary or other officer of Seller, and (ii) a certificate issued by the Secretary of State of the State of New York as of a recent date evidencing the good standing of Seller in its State of formation.

                  (e) Closing Transaction Documents. Seller and the Members shall have delivered to Buyer and Parent executed counterparts of the Transaction Documents to which they are a party.

                  (f) Release of Liens. Buyer shall have received evidence satisfactory to it of the release of all Liens on the Acquired Assets.

                  (g) Employment of Key Employees. Each of the Key Employees shall have accepted offers of employment with Buyer.

                  (h) 10-K Filing. Parent shall have filed with the SEC its Annual Report of Form 10-K for its fiscal year ended March 31, 2008.

                  (i) No Material Adverse Effect. No event (or events) shall have occurred or be reasonably likely to occur which, individually or in the aggregate, have, or could reasonably be expected to have, a Material Adverse Effect.

                                    ARTICLE 9

                                     CLOSING

         9.1 Closing Date. Unless this Agreement is terminated and the transactions contemplated hereby are abandoned pursuant to Article 10 hereof, the closing of the transactions contemplated by this Agreement (the "Closing"), shall take place at the offices of Cooley Godward Kronish LLP, 1114 Avenue of the Americas, New York, New York 10036, at 10:00 a.m., New York City time, on June 30, 2008 (or, if later, the date which is three (3) Business Days after the date on which the conditions to the Closing set forth in Article 8 have been satisfied or waived in accordance with this Agreement) or such other date, time and place as shall be agreed upon by Seller and Buyer (the actual date of the Closing being herein called the "Closing Date"). All references in this Agreement to the Closing Date shall be deemed made to the Closing and vice versa.

         9.2 Buyer Deliveries. At the Closing, Buyer shall deliver to (A) Seller (i) the Cash Purchase Price, other than the Escrowed Portion thereof, and less the Cash Deposits, by wire transfer of immediately available federal funds to such bank account or accounts as shall be designated in writing by the Member Representative to Buyer prior to the Closing, (ii) the agreements, documents, certificates and instruments to be delivered by Buyer pursuant to Section 8.2 hereof and (iii) such other agreements, documents and instruments as Seller and its counsel reasonably request, and (B) the Escrow Agent (i) the Share Consideration and (ii) the Escrowed Portion of the Cash Purchase Price, to be held by the Escrow Agent in accordance with the terms of the Escrow Agreement.

         9.3      Seller Deliveries. At the Closing, Seller shall deliver to (A)
Buyer: (i) the Bill of Sale, (ii) the agreements, documents, certificates, and instruments to be delivered by Seller and the Members pursuant to Section 8.3 hereof and (iii) such other agreements, documents and instruments as Buyer and its counsel reasonably request, and (B) to the Escrow Agent, the Stock Powers, to be held by the Escrow Agent in accordance with the terms of the Escrow Agreement.

                                   ARTICLE 10

                            TERMINATION OF AGREEMENT

         10.1 Termination. Without prejudice to the other remedies which may be available to the Parties under Law or under this Agreement, this Agreement may be terminated at any time prior to the Closing:

                  (a) by the mutual written consent of the Member Representative and Parent;

                  (b) by the Member Representative, on the one hand, or Parent, on the other hand, by written notice to the other, if the Closing has not occurred on or prior to July 31, 2008; provided, however, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to
(i) the Member Representative if the failure of Seller or any Member to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date, or
(ii) Parent if the failure of Parent or Buyer to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;

                  (c) by Parent if between the date hereof and the date and time scheduled for the Closing in Section 9.1 (as extended or accelerated in accordance therewith):

                           (i)      an event or condition occurs that has
resulted in, or may reasonably be expected to result in, a Material Adverse Effect;

                           (ii)     any representation or warranty of Seller or
any Member contained in this Agreement (which is not qualified as to materiality or material adverse effect) shall not have been true and correct in any material respect when made or any representation or warranty of Seller or any Member contained in this Agreement (which is qualified as to materiality or material adverse effect) shall not have been true and correct in all respects when made; or

                           (iii)    Seller or any Member shall not have complied
with any covenant or agreement contained in this Agreement in any material respect;

                  (d) by the Member Representative if between the date hereof and the date and time scheduled for the Closing in Section 9.1 (as extended or accelerated in accordance therewith):

                           (i)      any representation or warranty of Buyer or
Parent contained in this Agreement (which is not qualified as to materiality or material adverse effect) shall not have been true and correct in any material respect when made or any representation or warranty of Buyer or Parent contained in this Agreement (which is qualified as to materiality or material adverse effect) shall not have been true and correct in all respects when made; or

                           (ii)     Buyer or Parent shall not have complied with
any covenant or agreement contained in this Agreement in any material respect.

         10.2 Effect of Termination. If this Agreement is terminated in accordance with Section 10.1, this Agreement shall forthwith become wholly void and of no further force and effect and there shall be no Liability on the part of any Party hereto, except that (i) Section 12.4 (Expenses) shall survive the termination and remain in full force and effect and (ii) termination shall not preclude one Party from suing another Party for any breach of this Agreement resulting in its termination.

                                   ARTICLE 11

                                 INDEMNIFICATION

         11.1 Survival of Representations and Warranties. The representations and warranties of the Parties set forth in this Agreement shall survive the Closing and shall remain in full force and effect, regardless of any investigation made by or on behalf of Seller, any Member or Buyer or Parent, as applicable, for a period of 18 months after the Closing Date; provided that, (a) the representations and warranties made by Seller and the Members in (i) Sections 5.1 (Organization), 5.3 (Authority), 5.8 (Compliance with Environmental
Laws), 5.12 (Ownership and Transfer of Acquired Assets) and 5.20 (Brokers, Finders, etc.) shall survive indefinitely; and (ii) Sections 5.8 (Compliance with Laws), 5.11(b) (Employees) and 5.15 (Taxes) shall survive until the applicable statute of limitations has expired; and (b) the representations and warranties made by Buyer and Parent in Sections 6.1 (Organization), 6.2 (Authority) and 6.7 (Brokers, Finders, etc.) shall survive indefinitely. The agreements and covenants of the Parties under this Agreement shall remain in full force and effect until the applicable period under the statute of limitations therefor has expired. No claim for the recovery of Losses may be asserted under this Agreement by an Indemnified Party against an Indemnifying Party after the applicable time period specified in this Section 11.1; provided, however, that claims first asserted in writing within such time period shall not be extinguished.

         11.2 Indemnification. (a) Seller, and each Member severally in proportion to its membership interest in Seller as set forth on Schedule 5.2, agree to indemnify, defend and hold harmless Buyer, Parent, any subsidiary or Affiliate of Parent, and each of their respective officers, directors, stockholders, controlling persons, employees, agents, successors and assigns (collectively, the "Indemnified Buyer Group") from and against any and all Liabilities, losses, damages, claims, suits, proceedings, costs, expenses (including, without limitation, reasonable attorneys', accountants' and outside advisors' fees and disbursements), judgments, settlements, interest and penalties (collectively, "Buyer Losses") incurred as a result of, arising out of or in respect of:

                           (i)      any breach by Seller or any Member of any of
its representations and warranties contained in this Agreement;

                           (ii)     any failure by Seller or any Member to
perform any of its covenants or agreements contained in this Agreement;

                           (iii)    any Liability of Seller or any Member other
than the Assumed Liabilities, and any other Liabilities, claims or causes of action (other than the Assumed Liabilities) arising in connection with or in any way relating to the operation of the Business or ownership of the Acquired Assets prior to the Closing;

                           (iv)     Seller being in breach or default under, or
in arrears in the performance or satisfaction of, any Assumed Contract or License included in the Acquired Assets.

                  (b) Parent and Buyer agree to indemnify, defend and hold harmless Seller and each Member and their successors and assigns (collectively, the "Indemnified Seller Group") from and against any and all Liabilities, losses, damages, claims, suits, proceedings, costs, expenses (including, without limitation, reasonable attorneys', accountants' and outside advisors' fees and disbursements), judgments, settlements, interest and penalties (collectively, "Seller Losses") incurred as a result of, arising out of or in respect of:

                           (i)      any breach by Buyer or Parent of any of
their representations and warranties contained in this Agreement;

                           (ii)     any failure by Buyer or Parent to perform
any of their covenants or agreements contained in this Agreement; or

                           (iii)    any failure by Buyer to pay, perform or
discharge any of the Assumed Liabilities.

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

         11.3     Limitation on Indemnity.
                  -----------------------

                  (a) Limitations for Seller and Parent. Seller's the Members' obligations to the Indemnified Buyer Group set forth in Section 11.2(a) shall be subject to the following limitations:

                           (i)      No indemnification for Buyer Losses asserted
against Seller or any Member under Section 11.2(a)(i) shall be required unless and until the cumulative amount of such Buyer Losses equals or exceeds fifty thousand dollars ($50,000) (the "Seller Threshold").

                           (ii)     The aggregate liability of Seller and the
Members to the Indemnified Buyer Group for Buyer Losses under Section 11.2(a)(i) shall not exceed one million five hundred thousand dollars ($1,500,000).

                           (iii)    None of the limitations contained in Section
11.3(a)(i) and (ii) shall apply to Seller's and the Members' indemnification obligations in respect of the representations and warranties in Sections 5.1 (Organization), 5.3 (Authority), 5.12 (Ownership and Transfer of Acquired Assets), 5.15 (Taxes) or 5.20 (Brokers, Finders, etc.).

                           (iv)     Other than claims based on fraud or for
specific performance, injunctive or other equitable relief, the indemnity provided in this Article 11 shall be the sole and exclusive remedy of the Indemnified Buyer Group against Seller or the Members at law or equity for any matter covered by Section 11.2(a), and in connection therewith Parent and Buyer waive any and all statutory and common law rights and remedies which such party has or may have against Seller and the Members..

                  (b) Limitations for Buyer. The obligations of Buyer and Parent to the Indemnified Seller Group set forth in Section 11.2(b) shall be subject to the following limitations:

                           (i)      No indemnification for Seller Losses
asserted against Buyer under Section 11.2(b)(i) shall be required unless and until the cumulative amount of such Seller Losses equals or exceeds fifty thousand dollars ($50,000) (the "Buyer Threshold").

                           (ii)     Buyer's aggregate liability to the
Indemnified Seller Group for Seller Losses under Section 11.2(b) shall not exceed one million five hundred thousand dollars ($1,500,000).

                           (iii)    None of the limitations contained in Section
11.3(b)(i) and (ii) shall apply to indemnification obligations of Buyer and Parent in respect of the representations and warranties in Sections 6.1 (Organization), 6.2 (Authority) or 6.7 (Brokers, Finders, etc.).

                           (iv)     Other than claims based on fraud or for
specific performance, injunctive or other equitable relief, the indemnity provided in this Article 11 shall be the sole and exclusive remedy of the Indemnified Seller Group against Buyer and Parent at law or equity for any matter covered by Section 11.2(b), and in connection therewith Seller and each Member waive any and all statutory and common law rights and remedies which such party has or may have against Parent and Buyer.

                  (c) The effect of any misrepresentation, breach of warranty, covenant or agreement of, or any indemnifiable claim against, Seller or any Member under or in respect of this Agreement, and any damages resulting therefrom, shall be determined based solely on actual damages net of any amounts recovered or recoverable by or on behalf of Buyer in respect thereof or in connection therewith under any one or more policies of insurance maintained by any party hereto or any third party. NO PARTY SHALL BE HELD LIABLE HEREUNDER FOR INCIDENTAL, INDIRECT, SPECIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, OR FOR LOST PROFITS OR LOST OPPORTUNITY COSTS, WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

         11.4 Notice of Claims. An Indemnified Party shall give prompt written notice to the Indemnifying Party of any claim which might give rise to a claim by the Indemnified Party against the Indemnifying Party under Article 11. Such notice shall contain the nature and basis of the claim and the actual or estimated amount thereof; provided, however, that failure to give such notice will not affect the obligation of the Indemnifying Party under Article 11 unless, and only to the extent that, the Indemnifying Party is actually prejudiced thereby. In the event that any action, suit or proceeding is brought against any Indemnified Party with respect to which the Indemnifying Party may have Liability under Article 11, the Indemnifying Party shall have the right, at the cost and expense of the Indemnifying Party, to defend such action, suit or proceeding in the name and on behalf of the Indemnified Party (using counsel satisfactory to the Indemnified Party); provided, however, that an Indemnified Party shall have the right to retain its own counsel, with fees and expenses paid by the Indemnifying Party, if representation of the Indemnified Party by counsel retained by the Indemnifying Party would be inappropriate because of actual or potential differing interests between the Indemnified Party and the Indemnifying Party. In connection with any action, suit or proceeding subject to
Article 11, Seller and each Member, on the one hand, and Buyer and Parent, on the other hand, agree to render to the other such assistance as may reasonably be required in order to ensure proper and adequate defense of such action, suit or proceeding (including, without limitation, reasonable access to their respective employees (if required) and relevant books and records). Neither Seller or any Member, on the one hand, nor Buyer or Parent, on the other hand, shall, without the prior written consent of the other, which consent shall not be unreasonably withheld or delayed, settle or compromise any claim or demand
(x) on a basis which would result in the imposition of a consent order, injunction or decree which would restrict the future activity or conduct of the other or any Affiliate thereof or (y) if such settlement or compromise does not include an irrevocable and unconditional release of the other for any Liability arising out of such claim or demand.

         11.5 Escrow. Upon notice to the Member Representative specifying in reasonable detail the basis for a Claim and the amount thereof (if ascertainable at such time), Buyer or Parent may give notice of such Claim under the Escrow Agreement. Neither the exercise of nor the failure to exercise such right to give a notice of a Claim under the Escrow Agreement will constitute an election of remedies or limit Buyer or Parent in any manner in the enforcement of any other remedies that may be available to it, provided, however, that in all events for recovery Buyer shall look first to the Escrowed Portion to satisfy any indemnification claims under this Article 11.

                                   ARTICLE 12

                                     GENERAL

         12.1 Members' and Seller's Representative. (a) The Members and the Seller hereby irrevocably nominate, constitute and appoint Horsey as the agent and true and lawful attorney in fact of the Members and the Seller (the "Members' Representative"), with full power of substitution, to act in the name, place and stead of the Members and the Seller for purposes of executing any documents and taking any actions that the Members' Representative may, in his sole discretion, determine to be appropriate in connection with any of the Transaction Document. Horsey hereby accepts his appointment as the Members' Representative.

                  (b) The Members and the Seller hereby grant to the Members' Representative full authority to execute, deliver, acknowledge, certify, file and record on behalf of the Members and the Seller (in the name of any or all of the Members, the Seller or otherwise) any and all documents that the Members' Representative may, in his sole discretion, determine to be appropriate, in such forms and containing such provisions as the Members' Representative may, in his sole discretion, determine to be appropriate (including any amendment to or waiver of rights under any of the Transaction Documents). Notwithstanding anything to the contrary contained in any of the Transaction Documents:

                           (i)      Buyer and Parent shall be entitled to deal
exclusively with the Members' Representative on all matters relating to the respective Transaction Documents and the respective transactions contemplated hereby and thereby; and

                           (ii)     The Buyer Indemnified Group shall be
entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Member or on behalf of the Seller by the Members' Representative, and on any other action taken or purported to be taken on behalf of any Member or on behalf of the Seller by the Members' Representative, as fully binding upon such Member and on the Seller.

                  (c) The Members and the Seller recognize and intend that the power of attorney granted in Section 12.1(a): (i) is coupled with an interest and is irrevocable; (ii) may be delegated by the Members' Representative; and (iii) shall survive the death or incapacity of any Member and any dissolution of the Seller.

                  (d) If the Members' Representative shall die, become disabled or otherwise be unable to fulfill his responsibilities hereunder, the Members, within ten days after such death or disability, shall appoint a successor to the Members' Representative and immediately thereafter notify the Parent of the identity of such successor. Any such successor shall succeed the Members' Representative as the Members' Representative hereunder.

                  (e) All expenses incurred by the Members' Representative in connection with the performance of his duties as Members' Representative shall be borne and paid by the Members and the Seller.

         12.2 Notices. All notices and other communications hereunder shall be effective only if in writing and shall be deemed given when (a) delivered in person, (b) delivered by private courier (with confirmation of delivery), (c) transmitted by telefax (with confirmation of transmission) or (d) three (3) Business Days after being deposited in the United States mail, first-class, registered or certified, return receipt requested, with postage paid, and

                  If to Seller or
                  any Member:       mktgpartners
                                    c/o Charlie Horsey
                                    230 West 41st Street, 20th Floor
                                    New York, New York 10036
                                    Tel:   (212) 403-4040
                                    Fax:   (212) 253-1625

                  With a copy to:   Golenbock Eiseman Assor Bell & Peskoe LLP
                                    437 Madison Ave.
                                    40th Floor
                                    New York, NY  10022
                                    Attn:  Lawrence R. Haut, Esq.
                                    Tel:   (212) 907-7367
                                    Fax:   (212) 754-0330

                  If to Buyer or
                  Parent:           CoActive Marketing Group, Inc.
                                    75 Ninth Avenue
                                    New York, New York 10011
                                    Attn:  Fred Kaseff
                                    Tel:   (212) 660-3800
                                    Fax:   (212) 660-3878

                  With a copy to:   Cooley Godward Kronish LLP
                                    1114 Avenue of the Americas
                                    New York, New York 10036
                                    Attn:  Zev M. Bomrind, Esq.
                                    Tel:   (212) 479-6113
                                    Fax:   (212) 479-6275

or to such other address as any Party shall designate by written notice to the other Parties hereto in accordance herewith.

         12.3 Further Assurances;. Upon request from time to time, Seller and each Member shall execute and deliver all documents and do all other acts that may be necessary or desirable, in the reasonable opinion of Buyer or its counsel, to effect the transfer of the Acquired Assets in accordance herewith.

         12.4 Expenses. Except as expressly set forth in this Agreement, Seller and each Member, on the one hand, and Buyer and Parent, on the other hand, shall each pay their respective expenses incurred in connection with the origination, negotiation, execution and closing of this Agreement and the other

Transaction Documents. Seller and the Members shall, jointly and severally, be responsible for the payment of all transfer, gains and similar taxes, if any, which may be due or payable with respect to the consummation of the transactions contemplated by this Agreement and the other Transaction Documents, and shall file all necessary documentation and tax returns with respect to such taxes. Buyer shall be responsible for the payment of all sales and use taxes, if any, which may be due or payable with respect to the consummation of the transactions contemplated by this Agreement and the other Transaction Documents and shall cooperate with Seller with the preparation and filing of all necessary documentation and tax returns with respect to such taxes.

         12.5 Non-Assignability. This Agreement shall not be assigned by Seller or any Member, on the one hand, or Buyer or Parent, on the other hand, without the express prior written consent of the other, and any attempted assignment without such consents shall be null and void; provided, however, that Buyer may assign this Agreement to a direct or indirect Subsidiary of Parent so long as Parent remains liable for the obligations of such Subsidiary under this Agreement. This Agreement shall inure to the benefit of and be binding on the Parties and their respective successors and permitted assigns.

         12.6 Amendment; Waiver. This Agreement may be amended, supplemented or otherwise modified only by a written instrument executed by the Member Representative and Parent. No waiver by a Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the Party so waiving. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representations, warranties, covenants or agreements contained herein or in any documents delivered or to be delivered pursuant to this Agreement and in connection with the Closing hereunder. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach or performance.

         12.7 Exhibits and Schedules. All Exhibits and Schedules to this Agreement are hereby incorporated by reference and made a part of this Agreement. Each such Exhibit and Schedule shall be read independent of any other Exhibit or Schedule.

         12.8 No Third Party Beneficiaries. Except as provided in Article 11, nothing herein shall create or establish any third-party beneficiary hereto nor confer upon any Person not a Party to this Agreement (including, without limitation, any employee or former employee of Seller) any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement.

         12.9 Governing Law. This Agreement and the other Transaction Documents (except as expressly provided therein) shall be governed by, and construed in accordance with, the Laws of the State of New York applicable to a contract executed and performed in such State without giving effect to the conflicts of laws principles thereof.

         12.10 Disputes. (a) Except for requests for injunctive or other equitable relief and the enforcement of the award of the arbitrators under this
Section 12.10, all disputes arising in connection with this Agreement, any other Transaction Document or the subject matters hereof and thereof (including the scope of this agreement to arbitrate) shall be resolved by binding arbitration which shall be administered by AAA in accordance with AAA's Commercial Arbitration Rules. The arbitration shall be conducted and the award shall be rendered in New York, New York or such other place as the parties to the arbitration agree before a panel of three (3) arbitrators. Each arbitrator shall be a retired judge or a practicing attorney with no less than fifteen (15) years of experience in arbitration and in commercial law. The arbitrators shall be required to follow the Law of the State of New York and the provisions of this Agreement or the other Transaction Document in question. For purposes of this
Section 12.10, Seller and the Members shall be considered the same party to a dispute, and Parent and Buyer shall be considered the same party to a dispute.

                  (b) The expenses of arbitration (including fees and expenses of counsel) shall be borne or apportioned in accordance with the award of the arbitrators. Judgment upon the award may be entered in any court of competent jurisdiction. All notices relating to any arbitration hereunder shall be in writing and shall be effective if given in accordance with the provisions of Section 12.2. The arbitration provisions set forth herein shall be governed by the Federal Arbitration Act, Title 9, United States Code.

                  (c) By agreeing to arbitration, the Parties do not intend to deprive any court of its jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment or other order in aid of arbitration proceedings and the enforcement of any award. Without prejudice to such provisional remedies as may be available under the jurisdiction of a court, the arbitrators shall have full authority to grant provisional remedies or modify or vacate any temporary or preliminary relief issued by a court, and to award damages for the failure of any Party to respect the arbitrators' orders to that effect.

         12.11 Consent to Jurisdiction. Subject to the arbitration requirements and other provisions of Section 12.10, the Parties irrevocably agree that all actions arising under or relating to this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby shall be brought exclusively in any United States District Court or New York State Court located in New York, New York having subject matter jurisdiction over such matters, and each of the Parties hereby consents and agrees to such personal jurisdiction, and waives any objection as to the venue, of such courts for purposes of such action.

         12.12 Specific Performance. The Parties agree that due to the unique subject matter of this Agreement, monetary damages will be insufficient to compensate Buyer and Parent in the event of a breach by Seller or any Member of any part of this Agreement. Accordingly, the Parties agree that Buyer and Parent shall be entitled (without prejudice to any other right or remedy to which it may be entitled) to an appropriate decree of specific performance or an injunction restraining any violation by Seller or any Member of this Agreement or other equitable remedies to enforce this Agreement (without establishing the likelihood of irreparable injury or posting bond or other security), and Seller and each Member waives in any action or proceeding brought to enforce this Agreement the defense that there exists an adequate remedy at law.

         12.13 Entire Agreement. This Agreement (including the Exhibits and the Schedules) and the other Transaction Documents referred to herein set forth the entire understanding of the Parties hereto and supersede all prior agreements whether written or oral relating to the same subject matter.

         12.14 Severability. If any provision of this Agreement shall be declared by any court of competent jurisdiction to be illegal, void or unenforceable, all other provisions of this Agreement shall not be affected and shall remain in full force and effect. If any provision of this Agreement is so broad as to be unenforceable, that provision shall be interpreted to be only so broad as is enforceable.

         12.15 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. The Parties to this Agreement need not execute the same counterpart.

                   [BALANCE OF PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first above written.

                                       COACTIVE MARKETING GROUP, INC.

                                       By: /s/ FRED KASEFF
                                           -------------------------------------
                                           Name:  Fred Kaseff
                                           Title: Chief Financial Officer


                                       3 FOR ALL PARTNERS, LLC

                                       By: /s/ CHARLIE HORSEY
                                           -------------------------------------
                                           Name:  Charlie Horsey
                                           Title: Chief Executive Officer


                                       U.S. CONCEPTS LLC

                                       By: /s/ FRED KASEFF
                                           -------------------------------------
                                           Name:  Fred Kaseff
                                           Title: Chief Financial Officer


                                       MEMBERS:

                                       /s/ CHARLIE HORSEY
                                       -----------------------------------------
                                       Charlie Horsey

                                       /s/ EVAN GREENBERG
                                       -----------------------------------------
                                       Evan Greenberg

                                       /s/ GLENN GREENBERG
                                       -----------------------------------------
                                       Glenn Greenberg

                                       /s/ PATTY HUBBARD
                                       -----------------------------------------
                                       Patty Hubbard

                                       /s/ JOHN MOUSSEAU
                                       -----------------------------------------
                                       John Mousseau

                             SCHEDULES AND EXHIBITS

Schedule 1.1          Existing Clients
Schedule 1.2          Seller's Clients
Schedule 2.1(a)(ii)   Machinery and Equipment
Schedule 2.1(a)(vi)   Real Property Leases
Schedule 2.1(a)(vii)  Web sites
Schedule 2.2(d)       Excluded Contracts
Schedule 2.2(i)       Other Excluded Assets
Schedule 4.1          Assumed Liabilities
Schedule 5.1          Foreign Qualifications
Schedule 5.2          Capitalization
Schedule 5.4          Non-Contravention
Schedule 5.5(a)       Financial Statements
Schedule 5.5(b)       Liabilities
Schedule 5.6          Consents
Schedule 5.9          Licenses
Schedule 5.11(a)      Employees
Schedule 5.11(b)      Employee Benefit Plans
Schedule 5.12         Ownership of Assets
Schedule 5.14         Contracts
Schedule 5.16         Existing Condition
Schedule 5.18         Material Intellectual Property
Schedule 5.19         Real Property Leases
Schedule 5.21         Insurance
Schedule 6.9          Commitment Letter
Schedule 7.1          Conduct of Business
Schedule 7.8          Employees to be hired by Buyer

Exhibit A      Assumption Agreement
Exhibit B      Bill of Sale
Exhibit C      Employment Agreement
Exhibit D      Restricted Stock Agreements
Exhibit E      Escrow Agreement
Exhibit F      New York Premises License